Exhibit 99.1

Consent of Ladenburg Thalmann & Co. Inc.

June 29, 2023

Board of Directors

Apexigen, Inc.

75 Shoreway Road, Suite C

San Carlos, CA 94070

Re: Registration Statement on Form S-4 of Pyxis Oncology, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated May 23, 2023, to the Board of Directors of Apexigen, Inc. (“Apexigen”) as Annex C to, and to the reference thereto under the headings “Prospectus Summary — Opinion of Apexigen’s Financial Advisor”, “Risk Factors — Risks Relating to the Merger”, “The Merger — Background of the Merger”, “The Merger — Apexigen’s Reasons for the Merger; Recommendation of the Apexigen Board” and “The Merger — Opinion of Apexigen’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Apexigen and Pyxis Oncology, Inc. (“Pyxis”), which proxy statement/prospectus forms a part of Pyxis’ Registration Statement on Form S-4 to which this consent is filed as an exhibit (the “Registration Statement”). In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ladenburg Thalmann & Co. Inc.

LADENBURG THALMANN & CO. INC.

LADENBURG THALMANN & CO. INC.

640 5th Avenue, 4th Floor

New York NY 10019

Phone 212.409.2000   ●   Fax 212.308.2203

MEMBER NYSE, NYSE Amex, FINRA, SIPC